Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer (919) 862-1000	Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX PHARMACEUTICALS LAUNCHES CORPORATE TWITTER

ACCOUNT AND FACEBOOK PAGE

New Twitter account and Facebook page offer valuable resources for gastrointestinal patients and healthcare communities

RALEIGH, OCTOBER 27, 2010 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the Company has launched a corporate Twitter account and corporate Facebook page. Twitter users can now follow Salix at www.twitter.com/SalixPharma and Facebook users can “like” Salix at www.facebook.com/SalixPharma.

The Salix Twitter account and Facebook page will serve as building blocks as the Company establishes a foundation in social media. With these tools, Salix intends to share gastrointestinal- related news, provide educational resources on gastrointestinal conditions, and inform consumers, healthcare professionals, advocacy partners, media and investors of corporate news and events.

Salix recognizes the value in social media as a platform for communicating and is committed to growing into a more active role in this evolving landscape. “Social media tools have the power to enhance Salix’s ability to connect and share valuable information with the Company’s audiences in a timely manner,” said G. Michael Freeman, Associate Vice President of Investor Relations and Corporate Communications for Salix. “We are excited to enter the social media space by incorporating Twitter and Facebook into our broader communications efforts.”

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Salix joins other healthcare leaders, who are utilizing social media to provide online communities and individuals with faster and more direct access to credible health information, resources, news and events.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, N.C., develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

For full prescribing information and important safety information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919-862-1000.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Information on our Website is not incorporated into our SEC filings.

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks associated with dissemination of information via social media; product liability and other litigation; costs, delays and uncertainties of regulatory processes; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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